Exhibit 10.10

Brian G. Kelly

[                                  ]

March 6, 2012

Dear Brian:

Congratulations! The Compensation Committee of the Board of Directors of Activision Blizzard, Inc. (the “Company”) has awarded a one-time, discretionary bonus of $3,000,000 to you in recognition of your significant contributions to the Company in 2011, which will be paid to you pursuant to the terms and conditions outlined below.

The bonus will be paid to you on or about March 15, 2012, less applicable taxes and withholdings.  Half of the bonus ($1,500,000) will be earned as of the date paid, and the remaining $1,500,000 will be earned as of March 14, 2015.  Should you resign your employment or should your employment be terminated with “cause” (as determined by the Company in its sole discretion) before March 14, 2015, you agree to return the unearned portion of the bonus ($1,500,000) to the Company.  You hereby agree to do so by repaying the Company (either by check or wire transfer) 50% of the net bonus paid to you (the amount paid to you after required taxes are withheld) within 120 days of the termination of your employment.

By your signature below, you agree to the terms and conditions of the bonus payment as outlined above.  Nothing in this letter changes the current terms and conditions of your at-will employment.  If you have any questions concerning the bonus payment, please contact An Weiser or Humam Sakhnini.

Sincerely,

Bobby Kotick
President & CEO
Activision Blizzard, Inc.

Acknowledged:

Brian G. Kelly

Date: March 14, 2012

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